Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 15, 2012, relating to the balance sheet of Azteca Acquisition Corporation (a corporation in the development stage) as of December 31, 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from April 15, 2011 (inception) to December 31, 2011, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey
January 25, 2013